Exhibit 4.3


                              PATHMARK STORES, INC.
                             MONTHLY INVESTMENT PLAN


                                    ARTICLE I

                                     PURPOSE


      1.1. PURPOSE. The Pathmark Stores, Inc. Monthly Investment Plan (the "Plan") is intended to provide an opportunity for associates of Pathmark Stores, Inc., a Delaware corporation (the "Company") and its subsidiaries to purchase shares of the common stock of the Company ("Common Stock" or "Shares") on the open market by means of payroll deductions, at a price subsidized by the Company. Participation in the Plan is purely voluntary.

                                   ARTICLE II

                                 ADMINISTRATION


      2.1. COMMITTEE POWERS. The Plan shall be administered by a committee appointed by and serving at the pleasure of the Chief Executive Officer of the Company (the "Committee"). Members of the Committee need not be directors of the Company. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. The Committee may delegate its duties and responsibilities to one or more associates of the Company and its subsidiaries, and may retain such administrators, recordkeepers, brokers, and other persons as it deems appropriate. Decisions of the Committee shall be final and binding on all persons who have an interest in the Plan.

      2.2. ACTION BY COMMITTEE. The Committee shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee at a meeting shall be made by a majority of its members present at the meeting. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a chairman and a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable.

      2.3. INDEMNIFICATION. The Company shall indemnify all members of the Committee and all officers and associates of the Company and its subsidiaries acting on behalf of the Company or the Committee, to the fullest extent permitted by law, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in

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connection with the performance of such persons' duties, responsibilities and obligations under the Plan.

                                   ARTICLE III

                ELIGIBILITY AND PAYROLL DEDUCTION AUTHORIZATIONS


      3.1. ELIGIBILITY. An individual who is employed by the Company or one of its subsidiaries is eligible to participate in the Plan if he or she:

      (i)   is at least age 18;

      (ii) has completed at least three months of service if he or she is a full-time associate at the time of enrollment, or has completed at least six months of service if he or she is a part-time associate at the time of enrollment; and

      (iii) is classified as an associate on the books of the Company or one of its subsidiaries at the time of the determination as to such person's eligibility, without regard to any subsequent reclassification of his or her employment status.

Notwithstanding the foregoing provisions of this Section 3.1, an associate who is subject to a collective bargaining agreement shall not be eligible to participate if his or her union has objected to such participation by its members.

      3.2. ENROLLMENT. To participate in the Plan, an eligible associate must complete the enrollment forms prescribed by the Committee, including a payroll deduction authorization, and return them to the person or location designated by the Committee. Payroll deductions shall begin with respect to an eligible associate as soon as administratively practicable after the associate's enrollment forms have been received and processed by the Committee or its designee, at which time such associate shall become a "Participant."

      3.3. PAYROLL DEDUCTION AMOUNT. An associate's enrollment form shall specify the amount of payroll deductions authorized per calendar week. Such amount shall be an even multiple of $1.00, and shall be at least $3.00 and no more than $60.00 per week. A Participant's payroll deduction authorization shall remain in effect until a change has been received and processed by the Committee or its designee.

      3.4. CHANGES IN PAYROLL DEDUCTION AMOUNT. A Participant may, at any time, increase or reduce the amount of his/her payroll deductions, or completely terminate such deductions, by completing the appropriate form prescribed by the Committee and returning it to the person or location designated by the Committee. Such increase or reduction shall become effective as soon as administratively practicable after the requisite form has been received and processed by the Committee or its designee.

      3.5. AUTOMATIC SUSPENSION OF PAYROLL DEDUCTIONS UPON HARDSHIP WITHDRAWAL. Notwithstanding the provisions of this Article III, a Participant shall be ineligible to make payroll deductions, and any previously authorized payroll deductions shall be automatically suspended, for one calendar year after the Participant has taken a hardship withdrawal from the Company's 401(k) plan. Upon

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completing the one-year suspension period, the Participant must re-enroll in this Plan in order to resume payroll deductions.

                                   ARTICLE IV

                               PURCHASE OF SHARES


      4.1. PAYROLL DEDUCTIONS. Payroll deductions shall be made from each Participant's pay as provided in Article III. The Committee or its designee shall establish a bookkeeping account for each Participant to which the amount of the Participant's accumulated payroll deductions shall be credited. No interest shall be paid on accumulated payroll deductions. A Participant's accumulated payroll deductions may be commingled with the general assets of the Company and may be used for general corporate purposes.

      4.2. NO RETURN OF PAYROLL DEDUCTIONS. A Participant shall have no right to a return of accumulated payroll deductions once they have been deducted from his or her paycheck. Any payroll deductions made prior to the receipt and implementation of a request to terminate future payroll deductions shall be utilized to purchase Common Stock as provided in Section 4.5.

      4.3. EMPLOYER CONTRIBUTION. The Company or one of its subsidiaries shall contribute an amount equal to 10% of Participant payroll deductions as an employer contribution toward the purchase of Shares under the Plan. Such employer contribution shall be paid as soon as practicable after the end of each calendar month with respect to the payroll deductions accumulated during such month.

      4.4. PARTICIPANT ACCOUNTS. The Company, the Committee, or a third party administrator designated by the Committee (collectively the "Administrator") shall establish an account for each Participant (the "Participant's Account") to hold Shares purchased under the Plan.

      4.5. PURCHASE OF SHARES. As soon as practicable after the end of each calendar month, the aggregate payroll deductions of all Participants accumulated during such month plus the employer contribution equal to 10% of such payroll deductions shall be applied to purchase shares of Common Stock on the open market. The Shares purchased for any month shall be allocated to the Accounts of Participants in proportion to the respective amounts of payroll deductions and employer contributions attributable to such Participants which were applied to purchase Shares for that month. Shares shall be allocated to Participant Accounts in full and fractional Shares to ten-thousandths of a Share. Shares purchased on behalf of a Participant under the Plan shall be registered in the name of the Administrator and held in the Participant's Account until the Participant directs otherwise in accordance with Section 4.8.

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      4.6. RIGHTS AS SHAREHOLDER. A Participant shall have no shareholder rights with respect to shares of Common Stock until the Shares are actually purchased on the Participant's behalf. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase. The Participant shall be the owner of and have full shareholder rights with respect to all full and fractional Shares allocated to his or her Account.

      4.7. DIVIDENDS. In the event the Company pays cash dividends on the Common Stock, the dividends paid with respect to the full and fractional Shares allocated to a Participant's Account shall, as soon as practicable following the Administrator's receipt thereof, be applied by the Administrator, net of applicable brokerage commissions, to purchase additional shares of Common Stock for the Account of the Participant.

      4.8. SALE OF SHARES; DELIVERY OF STOCK CERTIFICATES. At any time after purchase, the Participant may instruct the Administrator to sell any full and/or fractional Shares then allocated to his or her Account or to deliver a certificate for any full Shares to the Participant free of all restrictions. The value of a fractional Share may be determined by reference to the net proceeds of a sale (if the Share is sold) or to the current market price of a Share . The Participant may be charged a fee for production and delivery of stock certificates.

      4.9. TERMINATION OF EMPLOYMENT. Following a Participant's termination of employment, Shares then allocated to a Participant's Account shall continue to be held in such Account until the Participant directs the sale of such Shares or delivery of stock certificates for such Shares pursuant to Section 4.8.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS


      5.1. EFFECTIVE DATE. The Plan was adopted by the Board of Directors of the Company on March 29, 2001. Payroll deductions shall begin as soon as practicable after satisfaction of applicable securities law filing and disclosure requirements.

      5.2. EXPENSES. The Company will pay the fees and expenses of the Administrator for opening and maintaining Participant Accounts, and the brokerage commissions on purchases of Common Stock using accumulated payroll deductions and employer contributions. The Participant will be responsible for brokerage commissions on purchases of Common Stock with cash dividends and on sales of all Shares purchased under the Plan. The Participant will be responsible for any fees or expenses charged in connection with the issuance of stock certificates in the Participant's name and delivery of such certificates to the Participant or his/her designee.

      5.3. STATEMENTS. Participants shall receive statements of the transactions in the Participant's Account at least annually.

      5.4. WITHHOLDING. The Company or one of its subsidiaries shall withhold all amounts required to be withheld under any federal, state or local tax law, in connection with participation in the Plan. Such amounts may be withheld either from amounts payable under the Plan or from other amounts payable to the Participant.

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      5.5. NO EMPLOYMENT RIGHTS. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan or any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period or interfere in any way with the right of the Company and its subsidiaries to terminate the employment of any associate.

      5.6. NON-ASSIGNABILITY. Except as expressly provided in this Plan, a Participant shall have no right to transfer or assign his or her right to purchase shares under the Plan, and any attempted transfer or assignment of such right shall be void.

      5.7. CONFLICT OF LAWS. The provisions of the Plan shall be governed by the laws of the State of New Jersey without resort to that State's conflict-of-laws rules.

      5.8. AMENDMENT AND TERMINATION. The Company may amend, suspend or terminate the Plan at any time or from time to time by action of its Board of Directors. Shareholder approval of any such action shall not be required except as required by law. Upon termination of the Plan, the Committee, in its sole discretion, may determine (i) to apply all accumulated payroll deductions and employer contributions with respect thereto to the purchase of additional Shares in accordance with Section 4.5, or (ii) to return to Participants all accumulated payroll deductions which have not been applied to purchase Common Stock (without related employer contributions).